Exhibit 4.1
AMENDMENT TO THE RIGHTS AGREEMENT
     This Amendment (the “Amendment”) to the Rights Agreement (as defined below) between Coinstar Inc. (the “Company”) and Computershare Trust Company, N.A. (as successor to American Securities Transfer & Trust, Inc.), as rights agent (the “Rights Agent”), is made as of April 17, 2008.
     WHEREAS, the Company and American Securities Transfer & Trust, Inc. entered into a certain Rights Agreement, dated as of November 12, 1998 (the “Rights Agreement”);
     WHEREAS, Section 27 of the Rights Agreement provides, among other things, that prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement in accordance with the provisions of Section 27 thereof, and that upon the delivery of a certificate from an appropriate officer of the Company which states that such supplement or amendment is in compliance with the terms of Section 27 of the Rights Agreement (the “Officers Certificate”), the Rights Agent shall execute such supplement or amendment;
     WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interest of the Company and its stockholders to terminate the Rights Agreement and any rights granted thereunder and for the Company’s officers to take such actions necessary to affect such termination;
     WHEREAS, the Officer’s Certificate is being delivered to the Rights Agent concurrently with the execution and delivery of this Amendment by the Company and the Rights Agent; and
     WHEREAS, all acts necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Board and the Rights Agent.
     NOW, THEREFORE, in consideration of the promises and the mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereto agree as follows:
     1. Section 7(a) of the Rights Agreement shall be hereby amended and restated in its entirety as set forth below:
     “Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.
     (a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on April 17, 2008 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”
     2. Exhibit B to the Rights Agreement entitled “Form of Rights Certificate” shall be hereby amended to replace the date “November 12, 2008” with the date “April 17, 2008” in all places where such date appears.
     3. Exhibit C to the Rights Agreement entitled “Summary of Rights to Purchase Preferred Stock” shall be hereby amended to replace the date “November 12, 2008” with the date “April 17, 2008” in all places where such date appears.
     4. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.
     5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
     6. Upon the expiration of the Rights in accordance with the terms of the Rights Agreement, as amended hereby, the Rights Agreement shall be terminated and of no further force or effect whatsoever without any further action on the part of the company or the Rights Agent.
     7. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement.
     8. The Company and the Rights Agent hereby waive any notice requirement under the Rights Agreement pertaining to this Amendment or any of the matters covered by this Amendment.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

COINSTAR, INC.

By:	/s/ DAVID W. COLE

	Name:	David W. Cole
	Title:	Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:	/s/ KELLIE GWINN

	Name:	Kellie Gwinn
	Title:	Vice President

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